Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:              Bill Volz, President

(408) 542-5400

LOGIC DEVICES ANNOUNCES ACTING CHIEF FINANCIAL OFFICER

SUNNYVALE, Calif. - (April 23, 2007) - LOGIC Devices Incorporated (Nasdaq: LOGC) today announced that Ms. Kimiko Milheim has resigned her position as Chief financial Officer, effective April 19, 2007. Ms. Milheim has recently been on maternity leave and has elected to spend more time with her family. Mr. John Merlesena will serve as acting Chief Financial Officer as a result of Ms. Milheim's departure and Ms. Milheim has agreed to provide assistance to Mr. Merlesena during this transition. Mr. Volz expressed his appreciation to Ms. Milheim for her service over the past seven years.

Mr. Merlesena joined LOGIC Devices in May 2006. He was previously employed by Good Earth Teas, Inc. where he served as the Accounting Manager from 2004 to 2006. Prior to Good Earth Teas, Mr. Merlesena was employed by Able Electronics as Corporate Controller. Mr. Merlesena was the Chief Accounting Officer for Integrated Manufacturing Solutions from 1994 to 2002.

As a result of this transition, LOGIC Devices expects to report results for the quarter ended March 31, 2007 between seven to ten days later than its customary practice, but well within the 45-day statutory reporting time requirement. Mr. Volz indicated that while results for the quarter ended March 31, 2007 were not finalized at this time, he anticipated that the quarter would be reported as comparable to recent quarters and investors should not look upon this change as indicative of any sharp change in the Company's operations.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Any statements in this press release regarding expectations of future events are "forward-looking statements" involving risks and uncertainties, including, but not limited to, market acceptance risks, the effect of economic conditions and shifts in supply and demand, the impact of competitive products and pricing, product development, commercialization and technological difficulties, availability of capital, and capacity and supply constraints. Please refer to the Management Discussion and Analysis of Financial Condition and Results of Operations (MD&A) for a discussion of risks in the most recent LOGIC Devices Annual Report on Form 10-K and the quarterly report under Form 10-Q.

LOGIC Devices is a fabless semiconductor manufacturer focused on developing high performance digital integrated circuits for applications requiring high-density embedded memory, high speed and low power consumption. LOGIC's product solutions meet the requirements of leading broadcast video, medical imaging, surveillance, instrumentation, and telecommunications companies. More information about LOGIC Devices is available at www.logicdevices.com.